SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: April 15, 2004

NETFLIX, INC.

(Exact name of registrant as specified in its charter)

000-49802

(Commission File Number)

DELAWARE	77-0467272
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

970 University Avenue

Los Gatos, CA 95032

(Address of principal executive offices, with zip code)

(408) 317-3700

(Registrant’s telephone number, including area code)

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press release dated April 15, 2004 by Netflix, Inc.

Item 12. Results of Operations and Financial Condition.

The information provided in this Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, unless specifically stated so therein.

On April 15, 2004, Netflix, Inc. announced its financial results for the quarter ended March 31, 2004. The press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference, discloses certain financial measures, in particular, non-GAAP net income (loss) and free cash flow, that may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States. Management believes that non-GAAP net income (loss) is a useful measure of operating performance because it excludes the non-cash impact of stock option accounting. In addition, management believes that free cash flow is a useful measure of liquidity because it excludes the non-operational cash flows from purchases and sales of short-term investments and cash flows from financing activities. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. These non-GAAP measures included in our press release have been reconciled to the nearest GAAP measures. Management believes that gross margin and SAC guidance for the U.S. business in the third and fourth quarters are useful measures because they give insight to investors with respect to the ongoing operations of the Company’s primary business and allow for an equivalent comparison to prior results. Furthermore, there is no reconciliation to consolidated GAAP measures as the Company has no finalized line-item detail with respect to its future consolidated operation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETFLIX, INC.

Date: April 15, 2004	By:	/s/ Barry McCarthy
Barry McCarthy
Chief Financial Officer

NETFLIX, INC.

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated April 15, 2004.